Exhibit 99.1

The First Bancshares, Inc. Reports a 252.7% Increase in Net Income Available to Common Shareholders and a 58.4% Increase in Operating Net Earnings for the First Quarter Ended March 31, 2018; Declares Quarterly Dividend of $0.05

HATTIESBURG, Miss.--(BUSINESS WIRE)--April 24, 2018--The First Bancshares, Inc. (NASDAQ: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) reported today net income available to common shareholders of $4.0 million for the first quarter 2018, an increase of $2.8 million or 252.7%, compared to $1.1 million for the first quarter 2017. Operating net earnings increased 58.4% ($2.0 million) for the first quarter comparison, totaling $5.4 million for first quarter 2018 as compared to $3.4 million for first quarter 2017. Operating net earnings excludes merger-related costs of $1.4 for the first quarter of 2018 and $2.3 million for the first quarter of 2017, net of tax.

For the first quarter of 2018, fully diluted earnings per share were $0.34, compared to $0.12 for the first quarter of 2017. Excluding the impact of the merger-related costs, fully diluted operating earnings per share for the first quarter 2018 were $0.46 as compared to $0.37 for 2017. Fully diluted earnings per share for 2018 include the issuance of 2,012,500 shares of our common stock during the fourth quarter of 2017.

Highlights for the Quarter:

  On March 1st, 2018, the Company closed as planned the acquisition of Southwest Banc Shares, Inc., and its wholly-owned subsidiary, First Community Bank, which added 9 locations serving southwest Alabama.
  During the quarter, the Company received regulatory approval and Sunshine Financial, Inc. received shareholder approval and the acquisition of Sunshine Financial and Sunshine Community Bank, its wholly-owned subsidiary, closed as planned on April 1st adding 5 locations serving Tallahassee.
  Excluding the First Community Bank acquisition, loans increased $34.5 million or 2.8% during the first quarter of 2018.
  Excluding the First Community Bank acquisition, deposits increased $163.7 million or 11.1% during the first quarter of 2018.
  Sold $9 million of criticized and classified loans acquired from First Community Bank.

M. Ray “Hoppy” Cole, President & Chief Executive Officer, commented, “Quarter One 2018 was another outstanding quarter for our Company, characterized by solid organic growth and significant improvement in operating earnings.

“We welcome our new team members, clients and shareholders from First Community and Sunshine. We are thrilled to join forces with them and look forward to growing our market share in the Gulf South.”

Balance Sheet

Consolidated assets increased $486.2 million to $2.3 billion at March 31, 2018. $400.8 million of the increase can be attributed to the acquisition of First Community Bank.

Total loans were $1.517 billion at March 31, 2018, as compared to $1.225 billion at December 31, 2017, and $1.140 billion at March 31, 2017, representing increases of $291.3 million or 23.8%, and $376.6 million or 33.0%, respectively. The acquisition of First Community Bank accounted for $274.7 million of the total increase in loans as compared to the fourth and first quarter of 2017. Loans excluding those purchased from First Community Bank grew $34.5 million or 2.8% during the first quarter of 2018.

  Loan Sale - First Community Bank had approximately $10 million of criticized and classified loans. At closing, these problem assets were recorded at fair value and approximately $9 million of the $10 million portfolio was sold to a third party. This transaction removed a majority of the previously identified problem loans from First Community Bank’s portfolio and resulted in a total acquired loan portfolio balance of $265 million with a fair value credit mark of approximately 1.5%.

Total deposits were $1.992 billion at March 31, 2018, as compared to $1.471 billion at December 31, 2017, and $1.568 billion at March 31, 2017, representing increases of $521.1 million or 35.4%, and $423.1 million or 27.0%, respectively. The acquisition of First Community Bank accounted for $357.4 million of the total increase in deposits as compared to the fourth and first quarter of 2017. The sequential-quarter increase in non-acquired deposits was primarily due to an increase in NOW accounts of $95.2 million, which is attributable to the seasonality of the public fund deposits.

Asset Quality

Nonperforming assets totaled $14.8 million at March 31, 2018, an increase of $1.3 million compared to $13.5 million at December 31, 2017 and an increase of $1.5 million compared to March 31, 2017. The majority of the increase in same quarter comparison was in the past due 90 days and over category. The ratio of the allowance for loan and leases losses (ALLL) to total loans was 0.57% at March 31, 2018 and 0.68% at December 31, 2017. Including valuation accounting adjustments on acquired loans, the total valuation plus ALLL was 1.16% of total loans at March 31, 2018. The ratio of annualized net charge-offs (recoveries) to total loans was (0.02%) for the quarter ended March 31, 2018 compared to 0.003% for the quarter ended December 31, 2017.

First Quarter 2018 vs. First Quarter 2017 Earnings Comparison

Net income available to common shareholders for the first quarter of 2018 totaled $4.0 million compared to $1.1 million for the first quarter of 2017, an increase of $2.8 million or 252.7%.

Operating net earnings for the first quarter of 2018 totaled $5.4 million compared to $3.4 million for the first quarter of 2017, an increase of $2.0 million or 58.4%. Operating net earnings exclude the merger-related costs discussed above.

Revenues from consolidated operations increased $3.1 million in quarterly comparison. Net interest income for the first quarter of 2018 was $16.4 million, an increase of $2.2 million when compared to the first quarter of 2017. The increase is primarily due to interest income earned on a higher volume of loans. Net interest margin for the first quarter of 2018 was 3.62% as compared to 3.77% for the same quarter in 2017.

Non-interest income increased $0.1 million for the first quarter of 2018 as compared to the first quarter of 2017 due to increased service charges and interchange fee income.

First quarter 2018 non-interest expense decreased $1.5 million, or 9.3% as compared to the first quarter of 2017. Excluding acquisition charges of $1.8 million and $3.6 million for first quarter 2018 and 2017, respectively, non-interest expense increased $0.3 million as compared to first quarter 2017, attributed to the acquisition.

Fully tax equivalent (“FTE”) net interest income totaled $16.6 million and $14.5 million for the first quarter of 2018 and 2017, respectively. FTE net interest income increased $2.1 million in the prior year quarterly comparison primarily due to an increase in interest earned on loans. Purchase accounting adjustments accounted for $37,000 of the difference in net interest income for the first quarter comparisons. First quarter 2018 FTE net interest margin of 3.67% includes 2 basis points related to purchase accounting adjustments.

Investment securities totaled $441.9 million, or 19.2% of total assets at March 31, 2018, versus $366.5 million, or 20.6% of total assets at March 31, 2017. The average volume of investment securities increased $48.8 million in prior year quarterly comparison, primarily as a result of the acquisitions. The average tax equivalent yield on investment securities increased 11 basis points to 3.04% from 2.93% in prior year quarterly comparison. The investment portfolio had a net unrealized loss of $5.1 million at March 31, 2018 as compared to a net unrealized gain of $0.6 million at March 31, 2017.

The average yield on all earnings assets decreased 8 basis points in prior year quarterly comparison, from 4.27% for the first quarter of 2017 to 4.19% for the first quarter of 2018. Average interest expense increased 16 basis points from 0.51% for the first quarter of 2017 to 0.67% for the first quarter of 2018. Cost of deposits averaged 44 bps for the first quarter of 2018 compared to 32 bps for the first quarter of 2017. Public funds are up $72.9 million when comparing March 31, 2018 to March 31, 2017.

First Quarter 2018 vs Fourth Quarter 2017 Earnings Comparison

Net income available to common shareholders for the first quarter of 2018 increased $1.5 million or 63.9% compared to $2.4 million in the fourth quarter of 2017.

Operating net earnings for the first quarter of 2018 compared to the fourth quarter of 2017 increased $0.6 million or 13.3% from $4.7 million for the fourth quarter of 2017 to $5.4 million for the first quarter of 2018.

Net interest income for the first quarter of 2018 was $16.4 million as compared to $15.2 million for the fourth quarter of 2017, an increase of $1.2 million. FTE net interest income increased $1.1 million to $16.6 million from $15.5 million in sequential-quarter comparison. The increase was due primarily to increased loan volume. Interest income from purchase accounting adjustments decreased slightly in sequential quarter comparison.

The average yield on all earnings assets decreased in sequential-quarter comparison from 4.25% to 4.19%. Average interest expense increased 7 basis points from 0.60% for the fourth quarter of 2017 to 0.67% for the first quarter of 2018. Cost of deposits averaged 44 bps for the first quarter of 2018 compared to 38 bps for the fourth quarter of 2017. Public funds are up $131.2 million when comparing March 31, 2018 to December 31, 2017.

Non-interest income decreased $0.1 million in sequential-quarter comparison resulting from decreased mortgage income of $0.3 million, offset by increases in service charges on deposit accounts and interchange fee income of $0.2 million.

Non-interest expense increased $2.2 million in sequential-quarter comparison, which reflects increases in salaries and employee benefits and other professional services. Merger-related costs of $1.8 million were included in other professional services and other non-interest expense for the first quarter of 2018.

Declaration of Cash Dividend

The Company announced that its Board of Directors declared a cash dividend in the amount of $0.05 per share, to be paid on its common stock on May 22, 2018 to shareholders of record as of the close of business on May 7, 2018.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, The First has operations in Mississippi, Louisiana, Alabama and Florida. The Company’s stock is traded on the NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website: www.thefirstbank.com.

Non-GAAP Financial Measures

Our accounting and reporting policies conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of our performance. This press release includes operating net earnings, operating earnings per share, fully tax equivalent net interest income, total tangible common equity, tangible book value per common share and certain ratios derived from these non-GAAP financial measures. The Company believes that the non-GAAP financial measures included in this press release allow management and investors to understand and compare results in a more consistent manner for the periods presented in this press release. Non-GAAP financial measures should be considered supplemental and not a substitute for the Company’s results reported in accordance with GAAP for the periods presented, and other bank holding companies may define or calculate these measures differently. These non-GAAP financial measures should not be considered in isolation and do not purport to be an alternative to net income, earnings per share, net interest income, book value or other GAAP financial measures as a measure of operating performance. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measure is provided in this press release following the Condensed Consolidated Financial Information (unaudited).

Forward Looking Statements

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; legislation or regulatory changes which adversely affect the ability of the consolidated Company to conduct business combinations or new operations; and risks related to the acquisitions of Southwest Banc Shares, Inc. and Sunshine Financial, Inc., including the risk that anticipated benefits from the transactions are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions or other unexpected factors or events. These and other factors that could cause results to differ materially from those described in the forward-looking statements, as well as a discussion of the risks and uncertainties that may affect our business, can be found in our Annual Report on Form 10-K and in other filings we make with the Securities and Exchange Commission, which are available on the SEC’s website, http://www.sec.gov. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

FIRST BANCSHARES, INC and SUBSIDIARIES Condensed Consolidated Financial Information (unaudited) (in thousands except per share data)
EARNINGS DATA	Quarter Ended 3/31/18	Quarter Ended 12/31/17	Quarter Ended 9/30/17	Quarter Ended 6/30/17	Quarter Ended 3/31/17
Total Interest Income	$18,758	$17,143	$16,708	$16,464	$15,753
Total Interest Expense	2,378	1,922	1,773	1,629	1,585
Net Interest Income	16,380	15,221	14,935	14,835	14,168
FTE net interest income*	16,609	15,523	15,232	15,140	14,470
Provision for loan losses	277	122	90	248	46
Non-interest income	3,459	3,556	3,658	3,757	3,391
Non-interest expense	14,597	12,390	11,888	15,070	16,095
Earnings before income taxes	4,965	6,265	6,615	3,274	1,418
Income tax expense	1,008	3,851	1,901	908	296
Net income available to common shareholders	$3,957	$2,414	$4,714	$2,366	$1,122

PER COMMON SHARE DATA
Basic earnings per share	$0.34	$0.23	$0.52	$0.26	$0.12
Diluted earnings per share	0.34	0.23	0.51	0.26	0.12
Diluted earnings per share, operating*	0.46	0.45	0.51	0.44	0.37
Quarterly dividends per share	.05	.0375	.0375	.0375	.0375
Book value per common share at end of period	20.95	19.92	18.24	17.80	17.39
Tangible common book value at period end*	16.39	17.71	15.48	15.00	14.61
Market price at end of period	32.25	34.20	30.15	27.60	28.50
Shares outstanding at period end	12,339,492	11,165,907	9,153,407	9,152,657	9,144,412
Weighted average shares outstanding:
Basic	11,556,968	10,521,236	9,152,674	9,145,179	9,123,271
Diluted	11,652,959	10,598,036	9,224,481	9,206,378	9,182,711

AVERAGE BALANCE SHEET DATA
Total assets	$1,986,150	$1,810,252	$1,772,402	$1,751,092	$1,713,438
Loans and leases	1,325,272	1,215,962	1,185,493	1,155,699	1,117,135
Total deposits	1,683,999	1,475,628	1,512,616	1,527,119	1,460,787
Total common equity	230,255	205,580	164,455	155,667	157,184
Total tangible common equity*	196,326	180,322	139,013	130,789	134,809

SELECTED RATIOS
Annualized return on avg assets	0.80%	0.53%	1.06%	0.54%	0.26%
Annualized return on avg assets, operating*	1.08%	1.05%	1.07%	0.92%	0.79%
Annualized return on avg common equity, operating*	9.31%	9.21%	11.54%	10.31%	8.61%
Annualized return on avg tangible common equity, oper*	10.92%	10.49%	13.65%	12.27%	10.04%
Average loans to average deposits	78.70%	82.40%	78.37%	75.68%	76.47%
FTE Net Interest Margin*	3.67%	3.79%	3.81%	3.84%	3.85%
Efficiency Ratio	72.74%	64.94%	62.93%	79.75%	90.11%
Efficiency Ratio, operating*	63.98%	62.93%	62.68%	65.56%	69.97%

CREDIT QUALITY
Allowance for loan losses (ALLL) as a % of total loans	0.57%	0.68%	0.68%	0.68%	0.69%
Nonperforming assets to tangible equity + ALLL	6.99%	6.56%	9.71%	9.10%	9.39%
Nonperforming assets to total loans + ORE	0.97%	1.10%	1.21%	1.11%	1.16%
Annualized QTD net charge-offs (recoveries) to total loans	(0.02%)	0.003%	(0.005%)	(0.003%)	(0.09%)

*See reconciliation of Non-GAAP financial measures

FIRST BANCSHARES, INC and SUBSIDIARIES Condensed Consolidated Financial Information (unaudited) (in thousands)
BALANCE SHEET	Mar 31, 2018	Dec 31, 2017	Sept 30, 2017	June 30, 2017	Mar 31, 2017
Assets
Cash and cash equivalents	$162,521	$91,922	$93,317	$92,596	$148,511
Securities available-for-sale	425,529	356,893	353,035	366,490	352,851
Securities held-to-maturity	6,000	6,000	6,000	6,000	6,000
Other investments	10,399	9,969	9,556	9,544	7,647
Total investment securities	441,928	372,862	368,591	382,034	366,498
Loans held for sale	2,538	4,790	4,588	5,907	5,473
Total loans	1,516,579	1,225,306	1,198,193	1,187,936	1,139,987
Allowance for loan losses	(8,659)	(8,288)	(8,175)	(8,070)	(7,813)
Loans, net	1,507,920	1,217,018	1,190,018	1,179,866	1,132,174
Premises and equipment	57,430	46,426	46,203	44,766	45,438
Other Real Estate	7,357	7,158	7,855	8,072	7,579
Goodwill and other intangibles	56,343	24,670	25,325	25,615	25,379
Other assets	63,376	48,392	52,079	50,766	51,769
Total assets	$2,299,413	$1,813,238	$1,787,976	$1,789,622	$1,783,204

Liabilities and Shareholders’ Equity
Non-interest bearing deposits	$414,142	$301,989	$308,050	$319,494	$323,442
Interest-bearing deposits	1,577,502	1,168,576	1,199,941	1,231,305	1,245,055
Total deposits	1,991,644	1,470,565	1,507,991	1,550,799	1,568,497
Borrowings	29,034	104,072	94,321	59,367	39,411
Subordinated debentures	10,310	10,310	10,310	10,310	10,310
Other liabilities	9,886	5,823	8,374	6,267	5,981
Total liabilities	2,040,874	1,590,770	1,620,996	1,626,743	1,624,199
Total shareholders’ equity	258,539	222,468	166,980	162,879	159,005
Total liabilities and shareholders’ equity	$2,299,413	$1,813,238	$1,787,976	$1,789,622	$1,783,204

FIRST BANCSHARES, INC and SUBSIDIARIES Condensed Consolidated Financial Information (unaudited) (in thousands except per share data)
EARNINGS STATEMENT	Three Months Ended
	3/31/18	12/31/17	9/30/17	6/30/17	3/31/17
Interest Income:
Loans, including fees	$15,926	$14,687	$14,357	$14,114	$13,444
Investment securities	2,661	2,346	2,180	2,197	2,129
Accretion of purchase accounting adjustments	59	57	55	56	56
Other interest income	112	53	116	97	124
Total interest income	18,758	17,143	16,708	16,464	15,753
Interest Expense:
Deposits	1,840	1,455	1,436	1,364	1,198
Borrowings	460	392	357	259	364
Subordinated debentures	78	105	41	67	63
Accretion of purchase accounting adjustments	-	(30)	(61)	(61)	(40)
Total interest expense	2,378	1,922	1,773	1,629	1,585
Net interest income	16,380	15,221	14,935	14,835	14,168
Provision for loan losses	277	122	90	248	46
Net interest income after provision for loan losses	16,103	15,099	14,845	14,587	14,122

Non-interest Income:
Service charges on deposit accounts	1,027	908	902	922	868
Mortgage Income	799	1,102	1,276	1,208	916
Interchange Fee Income	1,040	961	935	959	903
Gain (loss) on securities, net	-	3	(10)	(1)	(8)
Gain on sale of premises and equipment	-	-	-	-	-
BEA award, net	-	-	-	-	-
Other charges and fees	593	582	555	669	712
Total non-interest income	3,459	3,556	3,658	3,757	3,391

Non-interest expense:
Salaries and employee benefits	7,789	7,478	7,327	7,762	7,981
Occupancy expense	1,646	1,427	1,390	1,348	1,370
FDIC premiums	367	365	355	331	201
Marketing	80	118	50	99	69
Amortization of core deposit intangibles	201	173	160	182	149
Other professional services	1,947	578	367	2,802	3,010
Other non-interest expense	2,567	2,251	2,239	2,546	3,315
Total Non-interest expense	14,597	12,390	11,888	15,070	16,095
Earnings before income taxes	4,965	6,265	6,615	3,274	1,418
Income tax expense	1,008	3,851	1,901	908	296
Net income available to common shareholders	$3,957	$2,414	$4,714	$2,366	$1,122

Basic earnings per common share	$0.34	$0.23	$0.52	$0.26	$0.12
Diluted earnings per common share	$0.34	$0.23	$0.51	$0.26	$0.12
Diluted earnings per common share, operating*	$0.46	$0.45	$0.51	$0.44	$0.37
*See reconciliation of Non-GAAP financial measures

FIRST BANCSHARES, INC and SUBSIDIARIES Condensed Consolidated Financial Information (unaudited) (in thousands)
COMPOSITION OF LOANS	Mar 31, 2018	Percent of Total	Dec 31, 2017	Sept 30, 2017	June 30, 2017	Mar 31, 2017	Percent of Total
Commercial, financial and agricultural	$213,118	14.0%	$165,780	$164,577	$167,799	$156,786	13.7%
Real estate – construction	213,712	14.1%	183,328	171,609	169,971	163,249	14.3%
Real estate – commercial	561,153	36.9%	467,484	456,110	448,218	426,151	37.2%
Real estate – residential	475,868	31.3%	385,099	377,308	372,815	360,964	31.5%
Lease Financing Receivable	2,433	0.2%	2,450	2,008	2,189	2,196	0.2%
Obligations of States & subdivisions	15,861	1.0%	3,109	5,892	5,775	5,383	0.5%
Consumer	34,434	2.3%	18,056	20,689	21,169	25,258	2.2%
Loans held for sale	2,538	0.2%	4,790	4,588	5,907	5,473	0.4%
Total loans	$1,519,117	100%	$1,230,096	$1,202,781	$1,193,843	$1,145,460	100%

COMPOSITION OF DEPOSITS	Mar 31, 2018	Percent of Total	Dec 31, 2017	Sept 30, 2017	June 30, 2017	Mar 31, 2017	Percent of Total
Noninterest bearing	$414,142	20.8%	$301,989	$308,050	$319,494	$323,442	20.6%
NOW and other	761,318	38.2%	601,694	639,802	665,250	661,300	42.2%
Money Market/Savings	434,569	21.8%	283,579	292,592	296,705	304,292	19.4%
Time Deposits of less than $250,000	295,317	14.8%	220,951	209,714	203,254	212,352	13.5%
Time Deposits of $250,000 or more	86,298	4.4%	62,352	57,833	66,096	67,111	4.3%
Total Deposits	$1,991,644	100%	$1,470,565	$1,507,991	$1,550,799	$1,568,497	100%

ASSET QUALITY DATA	Mar 31, 2018		Dec 31, 2017	Sept 30, 2017	June 30, 2017	Mar 31, 2017
Nonaccrual loans	$5,746		$5,674	$4,852	$3,979	$4,955
Loans past due 90 days and over	1,096		285	1,436	760	345
Total nonperforming loans	6,842		5,959	6,288	4,739	5,300
Other real estate	7,357		7,158	7,855	8,072	7,579
Nonaccrual securities	616		408	408	408	408
Total nonperforming assets	$14,815		$13,525	$14,551	$13,219	$13,287

Nonperforming assets to total assets	0.64%		0.75%	0.81%	0.74%	0.75%
Nonperforming assets to total loans + ORE	0.97%		1.10%	1.21%	1.11%	1.16%
ALLL to nonperforming loans	128.13%		139.08%	130.01%	170.29%	147.42%
ALLL to total loans	0.57%		0.68%	0.68%	0.68%	0.69%

Quarter-to-date net charge-offs (recs)	$(94)		$9	$(15)	$(9)	$(257)
Annualized QTD net chg/offs (recs) to loans	(0.02%)		0.003%	(0.005%)	(0.003%)	(0.09%)

FIRST BANCSHARES, INC and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

Yield	Three Months Ended			Three Months Ended			Three Months Ended			Three Months Ended			Three Months Ended
Analysis	March 31, 2018			December 31, 2017			September 30, 2017			June 30, 2017			March 31, 2017
		Tax			Tax			Tax			Tax			Tax
	Avg	Equivalent	Yield/	Avg	Equivalent	Yield/	Avg	Equivalent	Yield/	Avg	Equivalent	Yield/	Avg	Equivalent	Yield/
	Balance	interest	Rate	Balance	interest	Rate	Balance	interest	Rate	Balance	interest	Rate	Balance	interest	Rate

Taxable securities	$274,595	$1,986	2.89%	$271,459	$1,760	2.59%	$280,441	$1,601	2.28%	$282,235	$1,605	2.27%	$244,997	$1,534	2.50%
Tax-exempt
securities	106,161	904	3.41%	93,645	888	3.79%	93,716	876	3.74%	95,272	897	3.77%	86,991	895	4.12%
Total investment
securities	380,756	2,890	3.04%	365,104	2,648	2.90%	374,157	2,477	2.65%	377,507	2,502	2.65%	331,988	2,429	2.93%
Fed funds sold	11,368	35	1.23%	54,640	46	0.34%	36,591	113	1.24%	39,048	95	0.97%	50,700	124	0.98%
Int bearing deposits
in other banks	94,321	77	0.33%	4,544	6	0.53%	3,463	3	0.35%	5,214	2	0.15%	5,000	2	0.16%
Loans	1,325,272	15,985	4.82%	1,215,962	14,745	4.85%	1,185,493	14,412	4.86%	1,155,699	14,170	4.90%	1,117,110	13,500	4.83%
Total Interest
earning assets	1,811,717	18,987	4.19%	1,640,250	17,445	4.25%	1,599,704	17,005	4.25%	1,577,468	16,769	4.25%	1,504,798	16,055	4.27%
Other assets	174,433			170,002			172,698			173,624			208,640
Total assets	$1,986,150			$1,810,252			$1,772,402			$1,751,092			$1,713,438

Interest-bearing
liabilities:
Deposits	$1,330,925	$1,840	0.55%	$1,173,386	$1,425	0.49%	$1,204,614	$1,375	0.46%	$1,211,959	$1,303	0.43%	$1,149,287	$1,158	0.40%
Repo	-	-	0.00%	-	-	0.00%	4,891	38	3.11%	5,000	48	3.84%	5,000	48	3.84%
Fed funds purchased	202	1	1.98%	2,543	11	1.73%	3,816	19	1.99%	1,906	8	1.68%	975	2	0.82%
FHLB & FTN	71,944	459	2.55%	103,421	381	1.47%	68,041	300	1.76%	40,765	203	1.99%	79,581	314	1.58%
Subordinated
debentures	10,310	78	3.03%	10,310	105	4.07%	10,310	41	1.59%	10,310	67	2.60%	10,310	63	2.44%
Total interest
bearing liabilities	1,413,381	2,378	0.67%	1,289,660	1,922	0.60%	1,291,672	1,773	0.55%	1,269,940	1,629	0.51%	1,245,153	1,585	0.51%
Other liabilities	342,514			315,012			316,275			325,485			311,101
Shareholders' equity	230,255			205,580			164,455			155,667			157,184
Total liabilities and
shareholders'
equity	$1,986,150			$1,810,252			$1,772,402			$1,751,092			$1,713,438

Net interest
income (FTE)*		$16,609	3.52%		$15,523	3.66%		$15,232	3.70%		$15,140	3.74%		$14,470	3.76%

Net interest margin (FTE)*			3.67%			3.79%			3.81%			3.84%			3.85%

Core net interest
margin*			3.65%			3.76%			3.78%			3.81%			3.82%

*See reconciliation of Non-GAAP financial measures

FIRST BANCSHARES, INC and SUBSIDIARIES Reconciliation of Non-GAAP Financial Measures (unaudited) (in thousands except per share data)
		Three Months Ended
Per Common Share Data		Mar 31, 2018	Dec 31, 2017	Sept 30, 2017	June 30, 2017	Mar 31, 2017
Book value per common share		$20.95	$19.92	$18.24	$17.80	$17.39
Effect of intangible assets per share		4.56	2.21	2.76	2.80	2.78
Tangible book value per common share		$16.39	$17.71	$15.48	$15.00	$14.61

Diluted earnings per share		$0.34	$0.23	$0.51	$0.26	$0.12
Effect of acquisition charges		0.15	0.04	-	0.29	0.39
Taxes on acquisition charges		(0.03)	(0.01)	-	(0.11)	(0.14)
Charge related to reduction in deferred tax asset		-	0.19	-	-	-
Diluted earnings per share, operating		$0.46	$0.45	$0.51	$0.44	$0.37

			Year to Date
			2018		2017
Diluted earnings per share			$0.34		$0.12
Effect of acquisition charges			0.15		0.39
Tax			(0.03)		(0.14)
Diluted earnings per share, operating			$0.46		$0.37

			Year to Date
			2018		2017
Net income available to common shareholders			$3,957		$1,122
Effect of acquisition charges			1,758		3,598
Tax			(355)		(1,337)
Net earnings available to common shareholders, operating			$5,360		$3,383

		Three Months Ended
Average Balance Sheet Data		Mar 31, 2018	Dec 31, 2017	Sept 30, 2017	June 30, 2017	Mar 31, 2017
Total average assets	A	$1,986,150	$1,810,252	$1,772,402	$1,751,092	$1,713,438
Total average earning assets	B	$1,811,717	$1,640,250	$1,599,704	$1,577,468	$1,504,798

Common Equity	C	$230,255	$205,580	$164,455	$155,667	$157,184
Less intangible assets		33,929	25,258	25,442	24,878	22,375
Tangible common equity	D	$196,326	$180,322	$139,013	$130,789	$134,809

		Three Months Ended
Net Interest Income Fully Tax Equivalent		Mar 31, 2018	Dec 31, 2017	Sept 30, 2017	June 30, 2017	Mar 31, 2017
Net interest income	E	$16,380	$15,221	$14,935	$14,835	$14,168
Tax-exempt investment income		(675)	(586)	(579)	(592)	(593)
Taxable investment income		904	888	876	897	895
Net Interest Income Fully Tax Equivalent	F	$16,609	$15,523	$15,232	$15,140	$14,470

Annualized Net Interest Margin	E/B	3.62%	3.71%	3.73%	3.76%	3.77%
Annualized Net Interest Margin, Fully Tax Equivalent	F/B	3.67%	3.79%	3.81%	3.84%	3.85%
		Three Months Ended
Core Net Interest Margin		Mar 31, 2018	Dec 31, 2017	Sept 30, 2017	June 30, 2017	Mar 31, 2017
Net interest income (FTE)		$16,609	$15,523	$15,232	$15,140	$14,470
Less purchase accounting adjustments		59	87	116	117	96
Net interest income, net of purchase accounting adj	G	$16,550	$15,436	$15,116	$15,023	$14,374

Total average earning assets		$1,811,717	$1,640,250	$1,599,704	$1,577,468	$1,504,798
Add average balance of loan valuation discount		1,578	1,558	1,640	1,721	2,159
Avg earning assets, excluding loan valuation discount	H	$1,813,295	$1,641,808	$1,601,344	$1,579,189	$1,506,957

Core net interest margin	G/H	3.65%	3.76%	3.78%	3.81%	3.82%

		Three Months Ended
Efficiency Ratio		Mar 31, 2018	Dec 31, 2017	Sept 30, 2017	June 30, 2017	Mar 31, 2017
Operating Expense
Total non-interest expense		$14,598	$12,390	$11,888	$15,070	$16,095
Pre-tax non-operating expenses		(1,758)	(384)	(47)	(2,682)	(3,598)
Adjusted Operating Expense	I	$12,840	$12,006	$11,841	$12,388	$12,497

Operating Revenue
Net interest income, FTE		$16,609	$15,523	$15,232	$15,140	$14,470
Total non-interest income		3,459	3,556	3,658	3,757	3,391
Pre-tax non-operating items		-	-	-	-	-
Adjusted Operating Revenue	J	$20,068	$19,079	$18,890	$18,897	$17,861

Efficiency Ratio, operating	I/J	63.98%	62.93%	62.68%	65.56%	69.97%

		Three Months Ended
Return Ratios		Mar 31, 2018	Dec 31, 2017	Sept 30, 2017	June 30, 2017	Mar 31, 2017
Net income available to common shareholders	K	$3,957	$2,414	$4,714	$2,366	$1,122
Acquisition charges		1,758	384	47	2,682	3,598
Tax on acquisition charges		(355)	(148)	(18)	(1,035)	(1,337)
Charge related to reduction in deferred tax asset		-	2,081	-	-	-
Net earnings available to common shareholders, oper	L	$5,360	$4,731	$4,743	$4,013	$3,383

Annualized return on avg assets	K/A	0.80%	0.53%	1.06%	0.54%	0.26%
Annualized return on avg assets, oper	L/A	1.08%	1.05%	1.07%	0.92%	0.79%
Annualized return on avg common equity, oper	L/C	9.31%	9.21%	11.54%	10.31%	8.61%
Annualized return on avg tangible common equity, oper	L/D	10.92%	10.49%	13.65%	12.27%	10.04%

Mortgage Department
Net Interest Income after provision for loan losses		$189	$272	$249	$233	$253
Loan fee income		800	1,102	1,276	1,208	916
Salaries and employee benefits		849	806	882	946	806
Other non-interest expense		97	101	102	99	114
Earnings before income taxes		$43	$467	$541	$396	$249

CONTACT:
The First Bancshares, Inc.
M. Ray “Hoppy” Cole, 601-268-8998
Chief Executive Officer
or
Dee Dee Lowery, 601-268-8998
Chief Financial Officer